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Stanley J. Musial
Chief Financial Officer
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www.sdix.com

Strategic Diagnostics Updates Adoption of Listeria Test Method

NEWARK, Del., October 14, 2004 – Strategic Diagnostics Inc. (Nasdaq: SDIX) – a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today issued an update on the adoption of its Listeria species testing method by a several major food producers, as part of an overall update on the development of its food pathogen testing business. “Food quality and microbiology departments are extremely rigorous when evaluating and validating the methods they are going to use in their day-to-day testing processes,” commented A.J. McCardell, Business Development Manager. “Adoption of our test by major food production companies is a clear testimonial to the efficiency and effectiveness of the technology we have developed.”

Working hand-in-hand with customers, we have been able to provide quantifiable improvements in customer efficiencies. In some cases these improvements have reduced the customers’ total cost of ownership by as much as 50%. Customers have cited such benefits as reduced costs, improved accuracy, and enhanced workflow performance through the use of SDI’s RapidChek Listeria system,” said McCardell.

In October 2003, new regulations dramatically impacted the need for a better test method that could respond to the higher testing volumes food manufacturers were required to handle. In June of 2004, SDI launched its test for Listeria species. The RapidChek Listeria test is now one of the Company’s fastest growing products.

Since its launch, 13 of the top 20 ranked meat processors have either become current customers or are in the evaluation phase of SDI’s Listeria system. Two major customers, including one of the world’s largest meat processors and a leading global supplier of shelf-stable foods, have joined the growing list of customers adopting the RapidChek Listeria screening system. The Company expects that annual Listeria system sales to each of these two customers will exceed $125,000.

The Company reported that it continues to see progress in both its E.Coli and Salmonella product lines. Ms. McCardell noted, “Our efforts to focus on both the technical and business needs of our customers has allowed us to differentiate with programs that are extremely cost effective, rapid and easy to use. The combination of our proprietary enrichment media and carefully developed immunoassays give our customers the specificity and sensitivity they need to ensure safety and enhance production efficiency.”

Matt Knight, President and CEO, commented, “As we have previously discussed, our sales, marketing and R&D teams listened to the customer in developing the new Listeria program. The superior performance of the system and the clear cost in use advantages are resulting in accelerating adoption of the method as prospects move through their technical validation and comparison studies.”

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check™, GMO QuickCheck™, and GMO Check™ are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.